                                                                     EXHIBIT 4.1


                       CONSULTING AGREEMENT AND STOCK PLAN


      THIS CONSULTING AGREEMENT AND STOCK PLAN (this "Agreement") is entered into as of November 1, 1998 by and between Southwestern Water Exploration Co. ("Southwestern"), a Colorado corporation, whose principal place of business is located at 615 Macleod Trail S.E., Suite 1100, Calgary, Alberta T2G 4T8, and Steven Antebi ("Consultant"), whose principal place of business is located at 345 North Maple Drive, Suite 358, Beverly Hills, California 90210 (individually, a "Party" and collectively, the "Parties").


                                    RECITALS

      A. Southwestern is a public company whose Common Stock, $0.001 par value, is quoted on the OTC Bulletin Board. Southwestern intends to locate, develop and market potable water throughout the American Southwest.

      B. Consultant is experienced in evaluating and developing strategic business plans.

      C. Southwestern is desirous of utilizing Consultant's services to further develop and refine its strategic business plan.


                                    AGREEMENT

      NOW, THEREFORE, it is mutually agreed by and between the Parties as follows:

      1. Engagement. Southwestern hereby retains and engages Consultant to evaluate and assist in the development of Southwestern's strategic business plan and as described in more detail in paragraph 2 below (the "Consulting Services"), and Consultant agrees to perform the Consulting Services subject to the terms and conditions of this Agreement.

      2. Consulting Services. The consulting services contemplated by this Agreement (the "Consulting Services") shall consist of:

            a. Reviewing and evaluating Southwestern's current business plan and remaining knowledgeable about the contents thereof;

            b. Working with Southwestern's management to develop and prepare a detailed strategic business plan; and

            c. Working with Southwestern's management to periodically revise the Southwestern strategic business plan as required during the term of this Agreement.

      3. Scope of this Agreement. The raising of capital by Consultant for Southwestern is outside the scope of this Agreement. Consultant shall not perform for Southwestern any service related to the raising of capital, whether directly or indirectly, including without limitation (a) securing additional marketmakers; (b) obtaining exposure to institutional investors and other interested parties; and (c) locating regional firm analysis to initiate coverage on Southwestern.

      4. Consideration. In consideration of the performance by Consultant of the Consulting Services, Southwestern will issue to Consultant 300,000 shares of Southwestern common stock (the "Shares") at a purchase price of $0.001 per share, for a total consideration of $300. In the event that Consultant does not completely perform the Consulting Services (for any reason including the death or incapacity of Consultant), then for each month that Consultant does not perform the Consulting Services, one twenty-fourth (1/24) of the Shares (as adjusted for stock splits, reverse stock splits, stock dividends or distributions or other reclassifications of Southwestern's common stock) shall be returned to Southwestern and canceled. Consultant agrees to purchase shares in the open market, if necessary, to fulfill such obligation to return shares to Southwestern.

      The shares will be issued as soon as practicable following execution of this Agreement and the filing of a registration statement under the Securities Act of 1933, as amended, on Form S-8 covering the Shares.

      5. Expenses. Consultant shall bear his out-of-pocket costs and expenses incident to performing the Consulting Services, without a right of reimbursement by Southwestern.

      6. Term. The term of this Agreement is two years, commencing November 1, 1998 and ending October 31, 2000 (the "Term"). This Agreement may be terminated prior to the end of the Term upon the mutual agreement of the Parties or in the event Consultant is in default (as defined below) in the performance of the Consulting Services, which default is not cured within a reasonable time following written notice thereof from Southwestern. A "default" occurs when, in Southwestern's sole and exclusive judgment, Consultant is not satisfactorily performing the Consulting Services.

      7.    Miscellaneous.

            a. Entirety of Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the matters contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties.

            b. Assignment and Binding Effect. This Agreement may not be assigned without the prior written consent of the other Party.

            c. Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

            d. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile, or by registered or certified mail, postage prepaid, as follows:

                       If to Southwestern to:

                       Southwestern Water Exploration Co.
                       615 Macleod Trail S.E., Suite 1100 Calgary,
                       Alberta T2G 4T8

                       If to Consultant, to:

                       Mr. Steven Antebi
                       345 North Maple Drive, Suite 358
                       Beverly Hills, California 90210

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telephoned or mailed.

            e. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California.

            f. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto.

            g. Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            h. Attorneys' Fees. In the event of a dispute concerning the matters contained in this Agreement, the prevailing party shall be reimbursed all of its attorneys' fees and costs incurred.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                       Southwestern Water Exploration Co.
                                       a Colorado corporation


                                       By:    /s/ Steven B. Misner
                                              ----------------------------------
                                       Name:  Steven B. Misner
                                       Its:   President


                                              Consultant

                                              /s/ Steven Antebi
                                              ----------------------------------
                                              Steven Antebi